Muncy Columbia Financial Corporation 8-A12G

EXHIBIT 3.2

AMENDED AND RESTATED BY-LAWS

OF

MUNCY COLUMBIA FINANCIAL CORPORATION

ADOPTED DECEMBER 10, 2019

FURTHER AMENDED NOVEMBER 15, 2022

Article 1

REGISTERED OFFICE

Section 1.1 The Company shall have and continuously maintain within the Commonwealth of Pennsylvania a registered office at such place as the Board of Directors shall, from time to time, determine.

Section 1.2 The Company may also have offices at such other places within or without the Commonwealth of Pennsylvania as the Board of Directors may from time to time determine.

Article 2

SHAREHOLDERS’ MEETINGS

Section 2.1 All meetings of the shareholders shall be held within the Commonwealth of Pennsylvania at such time and place as may be fixed from time to time by the Board of Directors.

Section 2.2 The annual meeting of the shareholders shall be held at such time and place as may be set by the Board of Directors, but, no later than June 30th of each year, and they shall elect directors and transact such other business as may properly be brought before the meeting. Notice of the place, date, time and purpose of the annual meeting of shareholders shall be given not less than twenty (20) days before such meeting to each shareholder of record entitled to vote at such meeting.

Section 2.3 Special meetings of the shareholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, a majority of the Board of Directors, or by one or more shareholders entitled to cast at least twenty percent (20%) of the votes which all shareholders are entitled to cast at the particular meeting. Upon the written request of any person or persons entitled to call a special meeting, which request shall be signed by the persons making the request and shall state the purpose or purposes of the proposed meeting, the Secretary shall fix the date of such meeting to be held not less than five (5) nor more than sixty (60) days after the receipt of the request, as the Secretary shall determine, and give due notice thereof. In the event of the Secretary’s failure within thirty (30) days after the receipt of the request to fix the date or give the notice, the person or persons making the request may issue the call.

Section 2.4 Written notice of all meetings other than adjourned meetings of shareholders, stating the place, date and hour, and, in case of special meetings of shareholders, the purposes thereof, shall be given at least ten (10) days before such meeting, unless a greater period of notice is required by statute or by these By-Laws, to each shareholder entitled to vote at such meeting.

Section 2.5 A shareholder who intends to submit a proposal at an annual meeting of shareholders shall submit the proposal to the Secretary of the Company by written notice not later than 75 calendar days before the anniversary date of mailing of the Company’s proxy statement in connection with the previous year’s annual meeting of shareholders. Such shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the proposal, the reasons for presenting the proposal at the annual meeting and why the proposal is a proper subject for action by shareholders under applicable law, (ii) the name and address, as they appear on the Company's books, of the shareholder making the proposal and, to the extent known, any other shareholders known by such shareholder to be supporting the proposal, (iii) the class and number of shares of the Company stock that are beneficially owned by the shareholder on the date of notice and, to the extent known, by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder notice, and (iv) any financial interest of the shareholder in such proposal (other than interests which all shareholders would have). To be properly brought before a meeting of the shareholders, a proposal must be of a proper subject for action by shareholders under applicable law and must not, if implemented, cause the Company to violate any state, federal or foreign law or regulation, as determined by the Board of Directors. The Board of Directors may reject any shareholder proposal not timely made in accordance with the terms of this Section. If the Board of Directors determines that the information provided in a shareholder's notice does not satisfy the informational requirements of this Section in any material respect, the Secretary shall promptly notify the shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within five (5) days from the date such deficiency notice is given to the shareholder. If the deficiency is not cured within such period, or if the Board of Directors determines that the additional information provided by the shareholder, together with the information previously provided, does not satisfy the requirements of this Section in any material respect, then the Board of Directors may reject the shareholder's proposal and the Secretary shall notify the shareholder in writing whether such shareholder's proposal has been made in accordance with the time and informational requirements of this paragraph. Notwithstanding the procedures set forth in this paragraph, if the Board of Directors does not make a determination as to the validity of a shareholder proposal, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the shareholder proposal was made in accordance with the terms of this Section. If the Board of Directors or the presiding officer determines that a shareholder proposal was made in accordance with the terms of this Section, the presiding officer shall so declare at the annual meeting and ballots shall be provided for use at the annual meeting with respect to any such proposal. If the Board of Directors or the presiding officer determines that a shareholder proposal was not made in accordance with the terms of this Section, the presiding officer shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

Article 3

QUORUM OF AND ACTION BY SHAREHOLDERS

Section 3.1 The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter, and unless otherwise specifically provided by statute or by the Articles of Incorporation, or by these By-Laws, a majority of the votes cast shall decide each matter submitted to the shareholders, except that in the election of directors, the candidates receiving the highest number of votes up to the number of directors to be elected, shall be elected. If, however, any meeting of shareholders cannot be organized because of lack of a quorum, a majority of those present, in person or by proxy, shall have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy, except that in the case of any meeting called for the election of directors such meeting may be adjourned only for periods not exceeding fifteen (15) days as the holders of a majority of the shares present, in person or by proxy, shall direct, and those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purposes of electing directors. At any adjourned meeting at which a quorum shall be present or so represented, any business may be transacted which might have been transacted at the original meeting if a quorum had been present. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Article 4

VOTING RIGHTS

Section 4.1 Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders’ meeting, every shareholder entitled to vote thereat shall have the right to one (1) vote for every share having voting power standing in his or her name on the books of the Company on the record date fixed for the meeting. No share shall be voted at any meeting if an installment is due and unpaid thereon.

Article 5
PROXIES

Section 5.1 Every shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him or her by proxy. Every proxy shall be executed in writing by the shareholder or his or her duly authorized attorney-in-fact and filed with the Secretary of the Company, except that a proxy may be given by a shareholder or his or her duly authorized attorney-in-fact by telegram or cable, or by any means of electronic communication which results in a writing and sets forth a confidential and unique identification number or other mark furnished by the Company to the shareholder or his or her duly authorized attorney-in-fact for the purposes of particular meeting. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Company. No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted after two (2) years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Company.

Article 6

RECORD DATE

Section 6.1 The Board of Directors may fix a time, not more than sixty (60) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares. In such case, only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Company after any record date fixed as aforesaid. The Board of Directors may close the books of the Company against transfers of shares during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten (10) days before closing thereof to each shareholder of record at the address appearing on the records of the Company or supplied by him or her to the Company for the purpose of notice. While the stock transfer books of the Company are closed, no transfer of shares shall be made thereon. If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders’ meeting, transferees of shares which are transferred on the books of the Company within ten (10) days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

Article 7

VOTING LISTS

Section 7.1 The officer or agent having charge of the transfer books for shares of the Company shall make, at least five (5) days before each meeting of shareholders, a complete alphabetical list of the shareholders entitled to vote at any meeting, with their addresses and the number of shares held by each, which list shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by a shareholder during normal business hours and at the time and place of the meeting during the entire meeting. The original transfer books for shares of the Company, or a duplicate thereof kept in this Commonwealth, shall be prima facie evidence as to who are the shareholders entitled to exercise the rights of a shareholder.

Article 8

JUDGES OF ELECTION

Section 8.1 In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof. If judges of election are not so appointed, or if any person so appointed is unable or unavailable to serve, the presiding officer of any such meeting shall make such appointment or appoint a substitute at the meeting. The number of judges shall be one (1) or three (3). No person who is a candidate for office shall act as a judge. The judges of election shall do all such acts as may be proper to conduct the election or vote, and such other duties as may be prescribed by statute, with fairness to all shareholders and, if requested by the presiding officer of the meeting or any shareholder present at the meeting, shall make a written report of any matter determined by them and execute a certificate of any fact found by them. If there are three (3) judges of election, the decision, act or certificate of a majority shall be the decision, act or certificate of all.

Article 9

NO ACTION BY WRITTEN CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

Section 9.1 No action required to be taken or which may be taken at a meeting of the shareholders may be taken without a duly called meeting, and the power of the shareholders to consent in writing to an action without a meeting is specifically denied.

Article 10
DIRECTORS

Section 10.1 Any shareholder who intends to nominate or to cause to have nominated any candidate (other than a candidate proposed by the Company’s then existing Board of Directors) for election to the Board of Directors at the annual meeting of shareholders shall so notify the Secretary of the Company in writing no later than the January 15 next preceding the date of such annual meeting of shareholders. Such notification shall contain the following information to the extent known by the notifying shareholder:

(a)	the name and address of each proposed nominee;

(b)	the age of each proposed nominee;

(c)	the principal occupation of each proposed nominee;

(d)	the number of shares of the Company owned of record, and the number of shares of the Company beneficially owned by each proposed nominee;

(e)	the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;

(f)	the name and residence address of the notifying shareholder;

(g)	the number of shares of the Company owned by the notifying shareholder;

(h)	the amount of monies borrowed by the proposed nominee from any source or entity to finance the purchase of any shares of the Company;

(i)	any conviction of the proposed nominee of any felony crime; any assessment of a civil monetary penalty by a federal or state regulatory agency against the proposed nominee; or the issuance of any cease-and-desist order by a federal or state regulatory agency against the proposed nominee and a complete explanation thereof; and

(j)	a description of any adjudication of bankruptcy of the proposed nominee or any general assignment made by the proposed nominee for benefit of creditors; and a description of any entity of which the proposed nominee is or has been an officer, director, partner or principal which is being or, within the last two years, was reorganized in bankruptcy, adjudged a bankrupt or made a general assignment for benefit of creditors.

The Board of Directors may reject any shareholder nomination not timely made in accordance with the terms of this Section. If the Board of Directors determines that the information provided in a shareholder's notice does not satisfy the informational requirements of this Section in any material respect, the Secretary shall promptly notify the shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within five (5) days from the date such deficiency notice is given to the shareholder. If the deficiency is not cured within such period, or if the Board of Directors determines that the additional information provided by the shareholder, together with the information previously provided, does not satisfy the requirements of this Section in any material respect, then the Board of Directors may reject the shareholder's nomination and the Secretary shall notify the shareholder in writing whether such shareholder's nomination has been made in accordance with the time and informational requirements of this paragraph. Notwithstanding the procedures set forth in this paragraph, if the Board of Directors does not make a determination as to the validity of a shareholder nomination, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the shareholder nomination was made in accordance with the terms of this Section. If the Board of Directors or the presiding officer determines that a shareholder nomination was made in accordance with the terms of this Section, the presiding officer shall so declare at the annual meeting and ballots shall be provided for use at the annual meeting with respect to any such nomination. If the Board of Directors or the presiding officer determines that a shareholder nomination was not made in accordance with the terms of this Section, the presiding officer shall so declare at the annual meeting and any such nomination shall not be acted upon at the annual meeting.

A person who has been the subject of a criminal or governmental action delineated under Subsection 10.1(i) shall not be eligible to be nominated and elected as a director of the Company. Except for the foregoing, only nominations for directors made by the shareholders entitled to vote at the meeting after compliance with this Section 10.1, and nominations of candidates proposed by the Board, shall be eligible for election as directors at the meeting.

Section 10.2 A director must hold shares of the Company in his or her own name or jointly with his or her spouse and in such amount (if any) as may be established from time to time by resolution of the Board of Directors.

Section 10.3 No person shall be elected or appointed as a director if he or she has attained the age of seventy-five (75) years on or prior to the date of his or her election. A director who attains the age of seventy-five (75) years shall cease to be a director (without any action on his or her part) at the close of business on the date prior to the date of the next annual shareholders meeting at which directors are to be elected regardless of whether or not his or her term as a director would otherwise expire at such annual meeting.

Section 10.4 The number of directors that shall constitute the whole Board of Directors shall be not less than five (5) nor more than twenty-five (25). The Board of Directors shall be classified into three classes: Class 1, Class 2 and Class 3. The number of directors in each class shall be as nearly equal as possible. The number of directors that shall constitute the whole Board of Directors and the number of directors in each class of directors shall be fixed from time to time by resolution of the Board of Directors.

Section 10.5 Each class of directors shall be elected in separate successive elections for respective terms of three (3) years to expire in successive years so that at each annual meeting of shareholders, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three (3) years, so that the term of office of one (1) class of directors shall expire in each year. Each director shall serve and hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 10.6 The Board of Directors may declare vacant the office of a director if he or she is declared of unsound mind by an order of court or convicted of felony or for any other proper cause or if, within sixty (60) days after notice of election, he or she does not accept the office either in writing or by attending a meeting of the Board of Directors. The entire Board of Directors or an individual director may be removed without cause by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

Section 10.7 The Board of Directors may appoint an individual as an honorary or advisory director or director emeritus or as a member of an advisory board. An individual so appointed may be compensated but may not attend any meeting of the Board of Directors except upon the express invitation of the Board of Directors, and may not vote at any meeting of the Board of Directors or be counted in determining a quorum, and shall not have any responsibility or be subject to any liability imposed upon a director.

Article 11

VACANCIES ON BOARD OF DIRECTORS

Article 11.1 Vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which he or she was appointed expires, or until his or her earlier resignation or removal.

Article 12

POWERS OF BOARD OF DIRECTORS

Section 12.1 The business and affairs of the Company shall be managed by its Board of Directors, which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Articles of Incorporation, or by these By-Laws directed or required to be exercised and done by the shareholders.

Section 12.2 The Board of Directors shall have the power and authority to appoint an Executive Committee, consisting of three of more directors as determined by the Board, and such other committees as may be deemed necessary by the Board of Directors for the efficient operation of the Company. The Executive Committee shall meet at such time as may be fixed by the Board of Directors, or upon call of the Chair or the Chief Executive Officer. The Executive Committee shall have and exercise the authority of the Board of Directors in the intervals between the meetings of the Board of Directors as far as may be permitted by law.

Article 13

MEETINGS OF THE BOARD OF DIRECTORS

Section 13.1 An organization meeting may be held immediately following the annual shareholders meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such other time and place as the Board of Directors may designate.

Section 13.2 Regular meetings of the Board of Directors shall be held without notice at the principal place of business of the Company or at such place or places, and at such dates and times, as the Board may from time to time designate.

Section 13.3 Special meetings of the Board of Directors may be called by the Chair or the Chief Executive Officer on one day’s notice to each director, either personally or by mail, telephone, facsimile or email; special meetings shall be called by the Chair or the Chief Executive Officer in a like manner and on like notice upon the written request of a majority of the directors.

Section 13.4 One or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

Section 13.5 At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment (by means of which all persons participating in the meeting can hear one another) at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation, or by these By-Laws. If a quorum shall not be present in person or by such communications equipment at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or as permitted herein.

Article 14

INFORMAL ACTION BY THE BOARD OR COMMITTEE OF DIRECTORS

Section 14.1 Notwithstanding anything to the contrary contained in these By-Laws, any action which may be taken at a meeting of the directors or the members of a committee may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the directors or the members of the committee, as the case may be, and shall be filed with the Secretary of the Company.

Article 15

COMPENSATION OF DIRECTORS

Section 15.1 Directors, as such, may receive a stated salary for their services or a fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Company in any other capacity and receiving compensation thereof.

Article 16
OFFICERS

Section 16.1 The officers of the Company shall be appointed by the Board of Directors at its organization meeting and shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors may appoint. At its option, the Board of Directors may elect a Chair and one or more Vice-Chairs of the Board. Officers shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors and these By-Laws. Any two or more offices may be held by the same person except both the offices of President and Treasurer.

Section 16.2 The compensation of all officers of the Company shall be fixed by the Board of Directors.

Section 16.3 The Board of Directors may remove any officer from office, at any time and within the period, if any, for which such person was appointed whenever in the Board of Directors’ judgment it is in the best interests of the Company, and all officers shall be appointed subject to the provisions thereof. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors in its discretion.

Article 17

THE CHAIR AND VICE-CHAIR OF THE BOARD

Section 17.1 The Chair of the Board shall preside at all meetings of the shareholders and directors. The Chair shall supervise the carrying out of the policies adopted or approved by the Board of Directors. The Chair shall have the specific powers conferred by these By-Laws and shall also have and may exercise such further powers and duties as from time to time may be conferred or assigned to him or her by the Board of Directors.

Section 17.2 The Vice-Chair of the Board or, if more than one, the Vice-Chairs in the order established by the Board of Directors, shall preside at meetings of the shareholders and directors in the absence or incapacity of the Chair. If there is no Chair, the Vice-Chair designated by the Board shall have and exercise all powers conferred by these By-Laws or otherwise on the Chair. The Vice-Chair or, if more than one, the Vice-Chairs designated by the Board shall also have and may exercise such further powers and duties as from time to time may be conferred or assigned by the Board of Directors.

Article 18

THE CHIEF EXECUTIVE OFFICER

Section 18.1 Subject to the direction of the Board of Directors, the Chief Executive Officer shall have the general supervision of the policies, business and operations of the Company, and of the other officers, agents and employees of the company and, except as otherwise provided in these By-Laws or by the Board of Directors, shall have all the other powers and duties as are usually incident to the chief executive officer of a company. In the absence of the Chief Executive Officer, his or her powers and duties shall be held and performed by such other officer or officers as shall be designated by the Board of Directors. The Chief Executive Officer shall preside at all meetings of the shareholders and the directors in the absence or incapacity of the Chair and the Vice-Chair (or if there is no Vice Chair).

Article 19

THE PRESIDENT

Section 19.1 The President, if not designated as the Chief Executive Officer, shall have such powers and duties as from time to time may be conferred or assigned by the Board of Directors or the Chief Executive Officer.

Article 20

THE VICE PRESIDENTS

Section 20.1 Any Vice President may, in the discretion of the Board of Directors, be designated as “Executive,” “Senior,” or by departmental or functional classification. The Vice Presidents shall have such authority and perform such duties as may be provided in these By-Laws or as shall be conferred or assigned by the Board of Directors or the Chief Executive Officer.

Article 21

THE SECRETARY

Section 21.1 The Secretary shall be responsible to maintain accurate records of all meetings of the Board of Directors and of the shareholders in one or more minute books kept for that purpose and shall perform the duties customarily performed by the secretary of a company and such other duties as may be assigned by the Board of Directors or the Chief Executive Officer.

Article 22

THE TREASURER

Section 22.1 The Treasurer shall be responsible for the funding of the Company and for all moneys, funds, securities, fidelity and indemnity bonds and other valuables belonging to the Company; and shall perform such other duties as may be assigned by the Board of Directors or the Chief Executive Officer.

Article 23

ASSISTANT OFFICERS

Section 23.1 Each assistant officer shall assist in the performance of the duties of the officer to whom he or she is assistant and shall perform such duties in the absence of the officer. He or she shall perform such additional duties as the Board of Directors, the Chief Executive Officer or the officer to whom he or she is assistant, may from time to time assign to him or her. Such officers may be given such functional titles as the Board of Directors shall from time to time determine.

Article 24

SHARE CERTIFICATES

Section 24.1 The share certificates of the Company shall be numbered and registered in a share register as they are issued; shall bear the name of the registered holder, the number and class of shares represented thereby, the par value of each share; shall include a statement that the institution is incorporated under the laws of the Commonwealth; shall be signed by the President and the Secretary or any other person properly authorized by the Board of Directors; and shall bear the corporate seal, which seal may be a facsimile engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Company with the same effect as if the officer had not ceased to be such at the date of its issue.

Article 25

TRANSFER OF SHARES

Section 25.1 Upon surrender to the Company of a share certificate duly endorsed by the person named in the certificate or by attorney duly appointed in writing and accompanied where necessary by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate canceled and the transfer recorded upon the share registry of the Company. No transfer shall be made if it would be inconsistent with the provisions of Article 8 of the Pennsylvania Uniform Commercial Code.

Article 26

LOST CERTIFICATES

Section 26.1 Where a shareholder of the Company alleges the loss, theft or destruction of one or more certificates for shares of the Company and requests the issuance of a substitute certificate therefore, the Board of Directors may direct a new certificate of the same tenor and for the same number of shares to be issued to such person upon such person’s making of an affidavit in form satisfactory to the Board of Directors setting forth the facts in connection therewith, provided that prior to the receipt of such request the Company shall not have either registered a transfer of such certificate or received notice that such certificate has been acquired by a bona fide purchaser. When authorizing such issue of a new certificate the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her heirs or legal representatives, as the case may be, to advertise the same in such manner as it shall require and/or give the Company a bond in such form and with surety or sureties, with fixed or open penalty, as shall be satisfactory to the Board of Directors, as indemnity for any liability or expense which it may incur by reason of the original certificate remaining outstanding.

Article 27
DIVIDENDS

Section 27.1 The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Company in cash, property or shares of the Company, so long as any dividend shall not be in violation of law and the Articles of Incorporation.

Section 27.2 Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the Board of Directors may from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purposes as the Board of Directors shall believe to be in the best interests of the Company, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

Article 28

FINANCIAL REPORT TO SHAREHOLDERS

Section 28.1 The Chief Executive Officer shall present or cause to be presented at each annual meeting of the shareholders a full and complete statement of the business and affairs of the Company for the preceding year.

Article 29

INSTRUMENTS

Section 29.1 All checks or demands for money and notes of the Company shall be signed by such officer or officers or such other persons as the Chief Executive Officer or Board of Directors may from time to time designate.

Section 29.2 All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments and documents may be signed, executed, acknowledged, verified, delivered or accepted, on behalf of the Company by the Chief Executive Officer or other persons as may be designated by the Chief Executive Officer.

Article 30

FISCAL YEAR

Section 30.1 The fiscal year of the Company shall be the calendar year.

Article 31
SEAL

Section 31.1 The Chair, Chief Executive Officer, President, Treasurer, Secretary or any Assistant Treasurer or Assistant Secretary, or other officer thereunto designated by the Board of Directors, shall have authority to affix the corporate seal to any document requiring such seal, and to attest the same. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

Article 32

NOTICES AND WAIVERS THEREOF

Section 32.1 Whenever, under the provisions of applicable law or of the Articles of Incorporation, or of these By-Laws, written notice is required to be given to any person, it may be given to the person either personally or by sending a copy thereof through the mail, by telegram, by facsimile, charges prepaid, or by telephone or e-mail to his or her address, telephone number or e-mail address appearing on the books of the Company or supplied by him or her to the Company for the purpose of notice. If the notice is sent by mail, telegraph, e-mail or facsimile, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office for transmission to such person, or when the facsimile or e-mail transmission is complete and confirmed. Such notice shall specify the place, day and hour of the meeting and, in the case of a special meeting of shareholders, the general nature of the business to be transacted.

Section 32.2 Any written notice that is required to be given to any person may be waived in writing signed by the person entitled to such notice whether before or after the time when the notice would otherwise be required to be given. Attendance of any person entitled to notice whether in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where any person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened. Where written notice is required of any meeting, the waiver thereof must specify the purpose only if it is for a special meeting of shareholders.

Article 33

COMMITTEES

Section 33.1 The Board of Directors may authorize the establishment of such committees of the Board of Directors as it shall deem appropriate from time to time and may delegate to such committees such powers and authority as it shall deem appropriate and as shall be permitted by applicable law. The Board of Directors shall appoint the members of any such committee or shall determine the manner by which such members shall be appointed. Unless otherwise stated in its charter, or otherwise provided by the resolutions of the Board of Directors establishing the committee, each committee shall have the authority to form and to delegate its powers and authority to subcommittees of one or more committee members to the extent permitted by applicable laws and regulations.

Section 33.2 There shall be a standing Audit Committee of the Board of Directors. The Audit Committee shall consist of not less than three Directors, none of whom shall be and during the previous fiscal year shall not have been an active officer or employee of the Company and at least a majority of whom shall be "independent of management" under applicable law and regulation. The members of the Audit Committee shall qualify under all standards imposed by law or regulation and under any rules of any stock exchange or over the counter market on which the Company’s shares may be listed or admitted for trading. The Board of Directors shall adopt a written charter delineating the duties and responsibilities of the Audit Committee. The Audit Committee shall: (a) engage the independent accountants for the Company; (b) review with the independent accountants the scope of their examination; (c) receive the reports of the independent accountants and meet with the representatives of the independent accountants for the purpose of reviewing and considering questions relating to their examination and reports; (d) review the internal accounting and auditing procedures of the Company; and (e) perform such other duties as may be deemed necessary to fulfill its obligations under applicable law and the listing requirements of any stock exchange or over the counter market on which the Company's shares may be listed or admitted for trading, or as set forth in an Audit Committee charter approved by the Board of Directors from time to time.

Article 34

EMERGENCIES

Section 34.1 The Board of Directors may from time to time adopt resolutions authorizing certain persons to exercise authority on behalf of the Company in time of emergency, and in time of emergency any such resolutions will be applicable, notwithstanding any provisions to the contrary contained in these By-Laws.

Article 35

AMENDMENTS

Section 35.1 These By-Laws may be altered, amended or repealed by a majority vote of the members of the Board of Directors at any regular meeting, or at any special meeting duly called and convened for that purpose, subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.